UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2018 (August 5, 2018)

ALLERGAN PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36867	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clonshaugh Business and Technology Park

Coolock, Dublin, D17 E400, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of a Director

On August 8, 2018, Allergan plc (the “Company”) announced that Mr. Fred G. Weiss will retire from the Company’s board of directors (the “Board”), effective as of October 25, 2018. Mr. Weiss currently serves on the Audit and Compliance Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Weiss’ retirement decision, on August 5, 2018, was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d) Election of a Director

On August 6, 2018, the Board elected Michael E. Greenberg, Ph. D as a director of the Company, effective immediately. The Company expects that Dr. Greenberg will be named to the Quality and Innovation Committee of the Board in October 2018. There are currently no arrangements pursuant to which Dr. Greenberg was appointed to the Board, and Dr. Greenberg will receive compensation in accordance with the Company’s standard arrangements for non-employee directors.

Dr. Greenberg has been Harvard University’s Nathan Marsh Pusey Professor of Neurobiology since 2008. He has been a Co-Leader of Harvard Medical School’s Allen Discovery Center for Human Brain Evolution since 2017 and Chair of the Department of Neurobiology since 2008. He was also Founding Director of the F.M. Kirby Neurobiology Center, Children’s Hospital Boston, where he continues to serve as director. Prior to that he was a Professor in the Department of Microbiology & Molecular Genetics at Harvard Medical School. Dr. Greenberg earned his Doctor of Philosophy from Rockefeller University and a Bachelor of Arts degree from Wesleyan University. He completed his post-doctoral fellowship at New York University Medical Center. He currently serves on the Scientific Advisory Board of Decibel Therapeutics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2018	Allergan plc

	By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
EVP & Chief Legal Officer & Corporate Secretary